PROMISSORY NOTE

$45,000,000.00    March 29, 2019
Honolulu, Hawaii

FOR VALUE RECEIVED, the undersigned, PAR PACIFIC HAWAII PROPERTY COMPANY, LLC, a Delaware limited liability company, whose address is 825 Town & Country Lane, Suite 1500, Houston, Texas 77024 ( “Borrower”), does hereby promise to pay to the order of BANK OF HAWAII, a Hawaii corporation, whose address is P.O. Box 2900, Honolulu, Hawaii 96846 (“Lender”), the principal sum of FORTY-FIVE MILLION AND NO/100 DOLLARS (US $45,000,000.00) (the “Loan”), together with interest thereon from March 29, 2019 (the “Effective Date”), computed on the principal balance from time to time outstanding at the interest rate determined as set forth below. This Promissory Note evidences the loan (the “Loan”) made available by Lender to Borrower and governed by, among other things, that certain Loan Agreement dated concurrently herewith by and between Borrower and Lender (the “Loan Agreement”). Capitalized terms which are not otherwise defined in this Note shall have the meanings given them in the Loan Agreement.
1.Interest Rate. The outstanding principal under this Note shall bear interest at a rate equal to 1.50% above the applicable LIBOR for a one-month Interest Period, which interest rate shall be subject to adjustment at the beginning of each Interest Period. Interest shall be computed for the actual number of days elapsed, on the basis of a 360-day year.
2.Payment Terms. Commencing on the first day of May 1, 2019, and continuing on the first (1st) day of each calendar month thereafter until the Maturity Date (as defined below), Borrower shall pay principal in accordance with the amortization schedule attached hereto as Exhibit “A”, plus accrued and unpaid interest. The amount of said monthly payments is equal to the amount required to amortize fully the outstanding principal amount of this Note, together with interest, over a period of twenty (20) years. All unpaid principal and accrued but unpaid interest as well as all other unpaid fees, charges, and expenses due hereunder or under any instrument or document securing this Note shall be due and payable upon the Maturity Date, unless sooner due as hereinafter provided.
3.Prepayment.
(a)    Prepayment. Voluntary principal prepayments may be made, from time to time, in whole or in part, provided, however: (a) Borrower gives Lender not less than ten (10) Business Days prior written notice of the date on which the prepayment is to be made, which date must be a date that a monthly principal and interest payment is due and which notice may be conditioned and subject to the closing of another financing, and (b) at the time of prepayment, Borrower shall pay all late payment charges and accrued interest to and including the prepayment date, and the following prepayment charges: (i) during the first twelve (12) months from the date of this Note, a charge of three percent (3.0%) of the amount of the prepayment, (ii) during months thirteen (13) through twenty-four (24) from the date of this Note, a charge of two percent (2.0%) of the amount of the prepayment, and (iii) during months twenty-five (25) through thirty-six (36) from the date of this Note, a charge of one percent (1.0%) of the amount of the prepayment. Any voluntary prepayments thereafter may be made without payment of any prepayment charge, privilege fee or premium. No prepayment (whether voluntary or otherwise) shall postpone the due date for any subsequent monthly payment of interest or principal, or relieve Borrower from the obligation of any mandatory prepayment, monthly or other periodic payment, or any other required payment under the Loan Documents. No amount prepaid or repaid may be re-borrowed. All prepayments under this Note shall be applied first to advances made by Lender or costs incurred by Lender, then to fees and amounts payable by Borrower hereunder or under any Loan Document, then to interest, and then to principal; provided, however, that after an Event of Default, Lender shall be entitled to allocate all payments received to principal, interest, fees and amounts payable, advances and/or costs in such order as Lender may elect.
(b)    Effect on Swap Contract. Any repayment of the Loan shall be without prejudice to Borrower’s obligations under the Swap Contracts (as defined in the Loan Agreement), if any, which shall remain in full force and effect subject to the terms thereof (including provisions that may require a reduction, modification or early termination of a Swap Transaction (as defined in the Loan Agreement), in whole or in part, in the event such repayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.
4.Balloon Payment. Because the amortization period is longer than the term of this Note, the monthly payments are lower than the amount needed to pay the loan in full by the Maturity Date. This means that on the Maturity Date, Borrower will still owe some part of the principal. A single payment, called a “balloon payment”, equal to the unpaid part of the principal, plus any interest and other charges then due, must be paid by Borrower on the Maturity Date. Lender will have no obligation to refinance the loan at that time. Borrower will, therefore, be required to make payment out of other assets that Borrower may own, or Borrower will have to find a lender, which may be Lender or some other lender, willing to lend Borrower the money. If Borrower refinances the loan at maturity, Borrower may have to pay some or all of the closing costs normally associated with a new loan, even if Borrower obtains refinancing from Lender.
5.Term. The term of the Loan shall commence on the Effective Date and end on April 1, 2024 (the “Maturity Date”).
6.LIBOR Provisions. Notwithstanding anything to the contrary contained in this Note or the Loan Documents, Borrower agrees that the following shall apply to the interest rate based on LIBOR:
(a)    If Lender determines (which determination shall be conclusive absent manifest error) that LIBOR is unavailable, unascertainable or illegal, or fails adequately to reflect the cost of making loans based on LIBOR, but such circumstances are likely to exist for less than three (3) consecutive LIBOR Interest Periods, then Lender shall forthwith give notice thereof to Borrower, whereupon (until such time as Lender notifies Borrower that such circumstances no longer exist), LIBOR shall be replaced with a rate equal to the Fed Funds Rate plus 50 basis points.
As used herein, “Fed Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal Funds brokers of recognized standing selected by Lender; provided, however, that if the Fed Funds Rate determined as provided above would be less than zero percent (0.0%), then the Fed Funds Rate shall be deemed to be zero percent (0.0%).
(b)    If Lender determines (which determination shall be conclusive absent manifest error) that any of the following conditions exist:
(1)    LIBOR is unavailable, unascertainable or illegal, or fails adequately to reflect the cost of making loans based on LIBOR, and such circumstances are likely to exist for three (3) consecutive LIBOR interest Periods or longer,

(2)    LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the United States commercial real estate loan market, or
(3)    LIBOR shall no longer be used for determining rates in the United States commercial real estate loan market within the upcoming 6 months, as specified by any administrator for any service providing such LIBOR quotes, then Lender will establish a replacement rate for LIBOR (the “Replacement Rate”), based on the prevailing market convention for determining a rate of interest for commercial real estate loans in the United States at such time and similar transactions in which Lender is serving as lender. Lender shall notify Borrower of the Replacement Rate, and the Replacement Rate shall replace LIBOR in determining the applicable interest rate for the Loan, notwithstanding anything to the contrary set forth in provisions of the Loan Documents relating to amendments, unless Lender shall have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to Borrower, a written notice from Borrower stating that Borrower objects to the Replacement Rate (which such notice shall state with specificity the reasons for such objection). If Borrower so objects to the Replacement Rate and until Lender and Borrower agree upon another rate to replace LIBOR, LIBOR shall be replaced with an interest rate equal to the Fed Funds Rate plus 50 basis points, without the need for consent from Borrower or a written amendment to any Loan Document, notwithstanding anything to the contrary set forth in the Loan Documents.
(c)    If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(1)    Shall subject Lender to any tax, duty or other charge with respect to an interest rate based on LIBOR, or shall change the basis of taxation of payments to Lender of principal or interest or in respect of any other amounts due under the Loan because of an interest rate based on LIBOR (except for changes in the rate of tax on the overall net income or gross income of Lender); or
(2)    Shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in the LIBOR Reserve Requirement described in this Note), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender;
and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loan with an interest rate based on LIBOR, or to reduce the amount of any sum received or receivable by Lender under this Note, by an amount deemed by Lender to be material, then, within fifteen (15) Business Days after demand by Lender, supported by a certification showing in reasonable detail the calculation and amount of such increased costs or reduction, Borrower agrees to pay to Lender, such additional amount or amounts as will compensate Lender for such increased cost or reduction of receivables. Lender shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Lender to compensation pursuant to this paragraph. A certificate of Lender claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.
7.Place of Payment. All payments under this Note shall be made in immediately available funds at Bank of Hawaii, Corporate Banking Division #297, 130 Merchant Street, Honolulu, Hawaii 96813, or at such other place as the holder of this Note shall have designated in a written notice delivered to Borrower.

Whenever any payment to be made under this Note is due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and the extension of time shall be included in the computation of interest.
8.Late Fee. If any monthly payment due under this Note is not received by Lender within ten (10) calendar days after its due date, Borrower shall pay to Lender a late charge in respect of that payment, in the amount of 5.0% of the overdue portion of that payment not received.
9.Costs. If this Note or any payment hereunder or in any other Loan Document is not paid when due, whether at maturity or by acceleration, Borrower promises to pay all reasonable costs and expenses of collection and enforcement (including, but not limited to, reasonable and documented attorneys' fees), and all reasonable expenses incurred in connection with the protection or realization of the collateral or enforcement of any guaranty, incurred by Lender on account of such collection, whether or not suit is filed hereon.
10.Acceleration; Waiver. If an Event of Default, as defined in the Loan Agreement, shall occur and be continuing, then, and in any such event, Lender shall have the option to declare the unpaid principal sum of this Note, together with all interest accrued thereon, and all fees, charges and other sums payable under the Loan Documents, to be immediately due and payable, and such principal sum and interest, and all such fees, charges and other sums, shall thereupon become and be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and, upon such maturity, by acceleration or otherwise, the unpaid principal balance, all accrued but unpaid interest, and all such fees, charges and other sums, shall thereafter bear interest until fully paid at the Default Rate. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of the same or any subsequent default.
11.Reasonableness of Default Charges. Borrower acknowledges that nonpayment of any monthly payment when due and nonpayment at maturity (whether or not resulting from acceleration due to an Event of Default under the Loan Documents) will result in damages to the holder of this Note by reason of the additional expenses incurred in servicing the indebtedness evidenced by this Note and/or by reason of the loss to the holder of the use of the money due and frustration to the holder in meeting its other commitments. Borrower also acknowledges and agrees that the occurrence of any other Event of Default under the Loan Documents will result in damages to the holder by reason of the detriment caused thereby. Borrower further acknowledges that it is and will be extremely difficult and impracticable to ascertain the extent of such damages caused by nonpayment of any sums when due or resulting from any other event of default under the Loan Documents. Borrower and the holder agree that a reasonable estimate of such damages must be based in part upon the duration of the default and that the late charge specified above with respect to delinquent monthly payments and the Default Rate of interest prescribed above with respect to the amount due and payable after maturity or acceleration or any other Event of Default under the Loan Documents would not unreasonably compensate the holder for such damages.
12.Notices. Any notices or consents required or permitted by this Note shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, unless such address is changed by written notice hereunder:

BORROWER:	Par Pacific Hawaii Property Company, LLC
825 Town & Country Lane, Suite 1500
Houston, Texas 77024
Attention: William Monteleone

LENDER:	Bank of Hawaii
Corporate Banking Division #297
P.O. Box 2900
Honolulu, Hawaii 96846
Attention: Agatha Viernes‑LeGros
The addresses may be changed from time to time by the addressee by serving notice as heretofore provided. Service of such notice or demand shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the second day after the date of mailing, whichever is earlier in time
13.Severable. If any provision of this Note shall be held invalid or unenforceable, such invalidity or enforceability shall not affect any other provision hereof.
14.Paragraph Headings. The headings of the paragraphs herein are for convenience and reference only and shall not be considered as defining or limiting in any way the scope or intent of any provision of this Note.
15.Waiver of Jury Trial. Borrower and, by its acceptance of this Note, Lender hereby waive their respective rights to a trial before a jury in connection with any dispute, proceeding or claim arising out of, or in any way related to, the Loan, this Note, or any of the other Loan Documents.
16.Maximum Interest Rate. All agreements between Borrower and Lender are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of the maturity of the unpaid principal balance hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto. If, for any reason whatsoever, performance, when due, of any provision of this Note or any Loan Document would result in exceeding the highest lawful rate of interest which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the interest rate hereunder shall be reduced to such highest lawful rate. If, notwithstanding the foregoing limitations, any excess interest shall at the maturity of this Note be determined to have been received, the same shall be deemed to have been held as additional security. The foregoing provisions shall never be suspended or waived and shall control every other provision of all agreements between Lender and Borrower.
17.No Waiver by Lender. No single or partial release of any right, remedy, or power hereunder, or under any Loan Document, shall preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. Lender shall at all times have the right to proceed against any portion of the security for this Note in such order and manner as Lender may deem fit, without waiving any right, remedy, or power with respect to any other security. No delays or omission on the part of Lender in exercising any right, remedy, or power hereunder shall operate as a waiver of such right, remedy, or power or of any other right, remedy, or power under this Note.

18.Definitions. As used in this Note:
(a)    “Base Rate” means the primary index rate established from time to time in good faith by Lender in the ordinary course of its business and with due consideration of the money market, and published by intrabank circular letters or memoranda for the guidance of its loan officers in pricing all of its loans which float with the Base Rate. A change in the Base Rate shall take effect on the date upon which a change in the Base Rate is announced, with or without notice to Borrower.
(b)    “Business Day” means any day on which the main branch of Lender in Honolulu is open for business.
(c)    “Closing Date” means the Closing Date as defined in the Loan Agreement.
(d)    “Default Rate” means interest at a floating rate of four percentage points (4.00%) above the rate that would otherwise be in effect under the Note, whichever is greater at any time.
(e)    “Interest Period” means a period of one (1) month, beginning on the first day of the calendar month and ending on the last day of that month; provided, however, that the first Interest Period under this Note shall begin on the date that any Loan proceeds are disbursed and end on the last day of the month in which the disbursement is made, and the LIBOR for that first Interest Period shall still be based on a one month Interest Period. No Interest Period shall extend beyond the Maturity Date.
(f)    “LIBOR” shall be used as an index only and means the reserve-adjusted index rate of interest per annum for the Interest Period, rounded to the nearest four decimal places, at which U.S. dollar deposits in immediately available funds are offered to major banks in the London interbank market at 11:00 a.m. New York time two Business Days prior to the first day of the Interest Period. Lender shall establish LIBOR for each Interest Period based on offered rates as reported by reporting services generally used by Lender. Rates are quoted based on both the Interest Period and the outstanding principal amount of the Loan. Such rate shall incorporate the following adjustment for any reserve requirements relative to dollar deposits, placed on Lender by any regulatory body:

LIBOR (Unadjusted)
LIBOR (Reserve Adjusted) = (100% - LIBOR Reserve Requirement)
Lender’s determination of LIBOR shall be binding and conclusive upon Borrower absent manifest error.
(g)    “LIBOR Reserve Requirement” means the then maximum effective rate per annum for the Interest Period (expressed as a percentage), as determined solely by Lender, of reserve requirements imposed by any regulatory body (such as those pursuant to Regulation D of the Board of Governors of the Federal Reserve System) on eurocurrency liabilities of U.S. banks having a term to maturity equal to the applicable Interest Period; and as adjusted by Lender for changes or scheduled changes in such percentage during the applicable Interest Period.
(h)    “Loan” means the $45,000,000.00 loan evidenced by this Note.
(i)    “Loan Documents” means this Note, the Loan Agreement, any and all documents which evidence or secure the Loan, including any amendments and modifications of those documents.

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PAR PACIFIC HAWAII PROPERTY COMPANY, LLC, a Delaware limited liability company

By:	/s/ Suneel Mandava
Name: Suneel Mandava
Its: Vice President and Treasurer
"Borrower"